Exhibit 99.1

Synchronoss Technologies Receives Anticipated Nasdaq Letter; Intends to Request Hearing

BRIDGEWATER, N.J. — November 20, 2017 — Synchronoss Technologies, Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator of cloud, messaging and digital transformation products, today announced that it has received an anticipated letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that, unless the Company requests a hearing before the Nasdaq Hearings Panel (the “Panel”) by November 22, 2017, the Company’s common stock is subject to suspension and delisting procedures based upon its inability to maintain compliance with Nasdaq’s filing requirement, as set forth in Listing Rule 5250(c)(1) (the “Rule”).

Nasdaq’s staff determination letter was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2017 with the Securities and Exchange Commission (the “SEC”).

Synchronoss intends to timely request a hearing before the Panel.  A hearing request will automatically stay the suspension and delisting of the Company’s common stock for a period of 15 days. The stay may be extended at the option of the Panel upon the Company’s request. Concurrent with the hearing request, the Company intends to ask the Panel for an extension pending the issuance of the Panel’s decision following the hearing.

At the hearing, the Company will present its plan to regain compliance with the Rule and will request the continued listing of its common stock on Nasdaq while it works to become current in its periodic public filings with the SEC.  Under the Nasdaq Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception for a maximum of 180 calendar days from the date of the Nasdaq delisting notice.  There can be no assurance that the Panel will grant the Company’s request.

About Synchronoss Technologies, Inc.

Synchronoss (Nasdaq: SNCR) is an innovative software company that helps both service providers and enterprises realize and execute their goals for mobile transformation now. Our simple, powerful and flexible solutions serve millions of mobile subscribers and a large portion of the Fortune 500 worldwide today. For more information, visit us at www.synchronoss.com.

Investor and Media:

Synchronoss Technologies, Inc.

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+1 800-575-7606

investor@synchronoss.com

or

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